Exhibit 5.1

Smith, Anderson, Blount, Dorsett Mitchell & Jernigan, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	September 19, 2013	Mailing Address P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Baxano Surgical, Inc.

110 Horizon Drive, Suite 230

Raleigh, North Carolina 27615

Re: Baxano Surgical, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Baxano Surgical, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 4,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), for issuance under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, certain resolutions of the Board of Directors of the Company, the 2013 Proxy Statement regarding stockholder approval of the amendment to the Plan, and such other corporate documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. We have also received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Shares pursuant to the Plan.

Based upon the foregoing and the assumptions stated below, and in reliance thereon, it is our opinion that the Shares that are being registered pursuant to the Registration Statement have been duly authorized and, when issued and delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid, and non-assessable.

Baxano Surgical, Inc.

September 19, 2013

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. This opinion is limited to matters governed by the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

Sincerely yours,

/s/ SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL & JERNIGAN, L.L.P.